UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6l(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

☐    Fee paid previously with preliminary materials

LEE ENTERPRISES, INCORPORATED
4600 E. 53rd Street
Davenport, IA 52807

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2023

March 15, 2023

This supplement updates Lee Enterprises, Incorporated’s (the “Company”) definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 3, 2023, regarding the 2023 Annual Meeting of Shareholders of the Company, to be held virtually on Tuesday, April 18, 2023, at 9:00 a.m, Central Time, at http://www.virtualshareholdermeeting.com/LEE2023 (the “Annual Meeting”). Except as updated by this supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this supplement is to inform you that Ms. Margaret R. Liberman, one of the members of our Board of Directors (the “Board”) who is standing for election at the Annual Meeting, is now longer employed by SiriusXM (“Sirius”) after her position as Senior Vice President, News, Talk & Entertainment at Sirius was eliminated effective March 10, 2023.

Pursuant to the Company’s Corporate Governance Guidelines, Ms. Liberman tendered her resignation to the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board. After considering factors relevant to Ms. Liberman’s continued service on the Board, the Nominating Committee, acting on behalf of the Board, concluded that Ms. Liberman should remain on the Board and stand for election at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.